UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	26-0037077 (I.R.S. Employer Identification No.)
6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: ___________ (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                Description of Registrant's Securities to be Registered.

Item 1 of the registration statement on Form 8-A filed by J. C. Penney Company, Inc. (the “Company”) with the Securities and Exchange Commission on October 22, 2010 is incorporated herein by reference and is hereby amended and supplemented by adding the following:

On August 19, 2011, the Company entered into an amendment (the “Amendment”) to the Stockholder Protection Rights Agreement, dated as of October 15, 2010, between the Company and Mellon Investor Services, LLC, as Rights Agent (the “Rights Agreement”) to amend the definition of “Acquiring Person” to permit the Pershing Square Stockholders (as defined in the Amendment) to acquire derivative securities in accordance with the terms and conditions of the stockholders agreement, dated August 19, 2011, between the Company and Pershing Square Capital Management, L.P., in its capacity as investment advisor to certain funds and on behalf of its controlled affiliates.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.                                Exhibits.

Exhibit No.	Description
4.1
Stockholder Protection Rights Agreement, dated as of October 15, 2010, between J. C. Penney Company, Inc. and Mellon Investor Services, LLC, as Rights Agent (including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Company) (incorporated by reference to Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 18, 2010).

4.2	Amendment No. 1 to Stockholder Protection Rights Agreement, dated as of August 19, 2011, between J. C. Penney Company, Inc. and Mellon Investor Services, LLC, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

J. C. PENNEY COMPANY, INC.

By:    /s/ Janet Dhillon
Name:   Janet Dhillon
Title:      Executive Vice President,
   General Counsel and Secretary

Date: August 26, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.1
Stockholder Protection Rights Agreement, dated as of October 15, 2010, between J. C. Penney Company, Inc. and Mellon Investor Services, LLC, as Rights Agent (including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Company) (incorporated by reference to Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 18, 2010).

4.2	Amendment No. 1 to Stockholder Protection Rights Agreement, dated as of August 19, 2011, between J. C. Penney Company, Inc. and Mellon Investor Services, LLC, as Rights Agent.